UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2010

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

On August 1, 2010, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), a 90% subsidiary of Puda Coal, Inc. (the “Company”), entered into an Investment Cooperation Agreement (the “Agreement”) with Ming Zhao, Chairman of the Board of Directors and a principal stockholder of the Company (“Mr. Zhao”), and Jianping Gao, an individual unrelated to the Company (“Mr. Gao).  Pursuant to the Agreement, the parties will purchase, consolidate and co-develop six coal mines in Pinglu County, Shanghai Province (the “Project”).

As a result of the Chinese government’s requirement to close, consolidate and restructure smaller coal mines, Shanxi Coal was approved by the Shanxi provincial government to be one of the few coal mine consolidators that have the capacity to acquire and consolidate coal mines.  Given the large amount of capital required to complete the acquisitions and consolidations under the Project, the independent directors of the Board of Directors of the Company determined that it was in the best interest of the Company for Shanxi Coal to seek co-investments in the Project.  Under the Agreement, Shanxi Coal, Mr. Zhao and Mr. Gao will each contribute 40%, 30% and 30%, respectively, of the total investment needed for the Project.  In addition, each of Mr. Zhao and Mr. Gao have agreed to transfer 5.5% of his respective voting rights in the project companies, which will hold the coal mines after they are acquired, to Shanxi Coal to enable Shanxi Coal to exercise full operating and management control of the project companies.

The parties agree to set up an investment supervisory committee that will oversee the capital requirement and investments under the Project. They further agree to establish a joint bank account as the special account for the Project.  Shanxi Coal will serve as the sole project manager and report to the investment supervisory committee and the other parties.  Upon the formal registration and establishment of the project companies, Mr. Zhao and Mr. Gao will appoint Shanxi Coal as the proxy holder for their investments in the project companies.  Mr. Zhao and Mr. Gao authorize Shanxi Coal to sign coal mining asset purchase agreements with target coal mines on behalf of them and agree to be bound by such agreements.  The parties will share the profits and bear the risks and losses in connection with the Project, based upon the percentages of their equity ownership and limited by the amount of investment contributed by each party.  Shanxi Coal will be responsible for the other parties’ losses caused by Shanxi Coal’s fraud, gross negligence or breach of material terms of the Agreement.  The parties further agree that, once the coal mines to be acquired and consolidated under the Project are operational, to the extent permitted by the Chinese law, at least 80% of the audited annual net profits of the project companies established after the coal mine acquisition will be distributed to the parties at a ratio that is proportionate to their respective investment.

Under the Agreement, no party may transfer his or its equity rights in the project companies without the consent of the parties holding the majority equity rights, and the party that intends to transfer its or his equity rights is entitled to participating in the consent.  Once a transfer is approved, the non-transferring parties will have a right of first refusal, but not an obligation, to purchase the equity rights of the transferring party on the same terms and conditions as offered by a third party.  If there are more than one non-transferring parties willing to purchase the equity rights from a transferring party, the non-transferring parties will purchase the equity rights according to their relative investment percentages in the project company.  Furthermore, without the consent of all the parties of the Agreement, no party may withdraw its or his investment from the Project.

The parties agree that Shanxi Coal is entitled to purchasing the equity interest of Mr. Zhao and/or Mr. Guo in the project companies at Shanxi Coal’s sole discretion at a price determined by an independent professional appraiser.  The Agreement will be terminated when all the equity of Mr. Zhao and Mr. Gao in the project companies are purchased by Shanxi Coal, or when all the equity of Mr. Zhao and Mr. Gao in the project companies are specifically registered under their names at the relevant government authority, at which time the rights and obligations of the parties with respect to the project companies will be governed by the organizational documents of the project companies.

Mr. Zhao is Chairman of the Board of Directors and a principal stockholder of the Company.  Neither the Company, Shanxi Coal or their affiliates nor any director, officer or any associate of any such director or officer thereof has any material relationship with Mr. Gao other than in respect of the Agreement.  A committee of the Board of Directors of the Company comprised solely of independent directors negotiated terms of the Agreement on behalf of the Company and approved the Agreement.

A copy of the Agreement is filed as Exhibit 10.1 to this report and is incorporated herein in its entirety.  The description of the terms and conditions of the agreement herein is modified and supplemented by such reference.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this report.

Exhibit No.	Description

10.1	Investment Cooperation Agreement, dated August 1, 2010, among Shanxi Puda Coal Group Co., Ltd., Ming Zhao and Jianping Gao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: August 5, 2010	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer